Exhibit 99.1

[IDEXX LABORATORIES LOGO]

      Contact: Merilee Raines, Vice President, Finance, (207) 856-0446

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 21, 2003 — IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that net income increased 68% to $12.1 million for the quarter ended March 31, 2003, from $7.2 million for the same period in the prior year. Earnings per diluted share for the quarter were $0.34, a 62% increase over earnings per diluted share of $0.21 for the quarter ended March 31, 2002. During the first quarter of 2002, the Company incurred an after tax charge of $1.9 million, or $0.05 per diluted share, related to the retirement of its former CEO. Excluding the effect of the 2002 charge, net income and earnings per share would have increased 33% and 31%, respectively, in 2003. Revenue for the first quarter of 2003 increased 13% to $109.2 million from $96.6 million for the first quarter of 2002.

        Companion Animal Group (CAG) revenue for the first quarter of 2003 increased 15% to $88.2 million from $76.4 million for the first quarter of 2002. This increase resulted primarily from increased sales of instruments and consumables, including the sale of 183 units of the Company’s LaserCyte hematology system, which was introduced in the fourth quarter of 2002, and increased sales of rapid assays and laboratory services. Approximately 3% of CAG revenue growth was due to the favorable impact of foreign currency exchange.

        Food and Environmental Group revenue for the first quarter of 2003 increased 5% to $21.1 million from $20.1 million for the first quarter of 2002. Increased sales of water testing and production animal diagnostic products were offset partially by a decline in sales of dairy testing products. Excluding the favorable effect of foreign currency exchange, FEG sales would have been approximately flat relative to 2002 sales.

        “We are very pleased with the Company’s strong profit performance this quarter, which resulted from accelerated sales growth and improving margins,” said Jonathan W. Ayers, Chairman and CEO. “We achieved solid progress with the LaserCyte hematology system launch, as we continued a disciplined ramp-up in volumes. Our first quarter results also reflect good performance from our international business, which had strong volume growth that was further enhanced by currency translation.”

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Outlook for 2003

The Company offers the following guidance for the full year of 2003:

•	Revenue is expected to be approximately $465 million.

•	Operating margin is expected to be approximately 17.5% of revenue.

•	Diluted earnings per share are expected to be approximately $1.58.

The Company offers the following guidance for the second quarter of 2003:

•	Revenue is expected to be $118 million to $120 million.

•	Operating margin is expected to be 18% to 19% of revenue.

•	Diluted earnings per share are expected to be $0.42 to $0.43.

        IDEXX Laboratories, Inc. is a worldwide leader in the development and commercialization of innovative, technology-based products and services for animal health. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories is also focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 2,200 people and offers products to customers in more than 50 countries.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations of future events, which are subject to risks and uncertainties. If underlying assumptions prove inaccurate, actual results could vary materially from management’s expectations. Risks and uncertainties include timing and success of new product introductions, competition and technological change, government regulation and obtaining government approvals, product demand and market acceptance, availability of products and raw materials, and litigation. A further description of these risks and uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2002	2003

Revenue:	Revenue	$96,551	$109,247
Expenses and
Income:	Cost of revenue	53,490	57,785

	Gross profit	43,061	51,462
	Sales and marketing	13,698	16,323
	General and administrative	11,865	10,355
	Research and development	7,182	7,337

	Income from operations	10,316	17,447
	Interest income, net	570	690

	Income before provision for income taxes	10,886	18,137
	Provision for income taxes	3,701	6,075

Net Income:	Net income	$7,185	$12,062

	Earnings per share: Basic	$0.21	$0.36

	Earnings per share: Diluted	$0.21	$0.34

	Shares outstanding: Basic	33,883	33,812

	Shares outstanding: Diluted	35,017	35,520

IDEXX Laboratories, Inc. and Subsidiaries Key Operating Ratios (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2002	2003

Key
Operating
Ratios (as a
percentage
of revenue):	Gross profit	44.6%	47.1%
	Sales, marketing, general and administrative expense	26.5%	24.4%
	Research and development expense	7.4%	6.7%
	Income from operations	10.7%	16.0%

International
Revenue:	International revenue	$26,334	$33,209

— more — IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2002	2003

Revenue:	Companion Animal Group	$76,430	$88,188
	Food and Environmental Group	20,121	21,059

	Total	$96,551	$109,247

Gross Profit:	Companion Animal Group	$31,658	$39,407
	Food and Environmental Group	11,403	12,055

	Total	$43,061	$51,462

Income from
Operations:	Companion Animal Group	$7,936	$12,687
	Food and Environmental Group	6,023	5,558
	Other	(3,643)	(798)

	Total	$10,316	$17,447

Gross Profit
(as a percentage
of revenue):	Companion Animal Group	41.4%	44.7%
	Food and Environmental Group	56.7%	57.2%
Operating
Profit (as a
percentage
of revenue):	Companion Animal Group	10.4%	14.4%
	Food and Environmental Group	29.9%	26.4%

— more — IDEXX Laboratories, Inc. and Subsidiaries Consolidated Balance Sheet Amounts in thousands except per share data (Unaudited)

		December 31,	March 31,
		2002	2003

Assets:	Current Assets:
	Cash and cash equivalents	$113,788	$133,451
	Short-term investments	33,403	41,980
	Accounts receivable, net	45,689	51,582
	Inventories	75,086	69,382
	Other current assets	21,154	21,306

	Total current assets	289,120	317,701

	Long-term investments	15,572	8,708

	Property and equipment - cost	115,309	115,953
	Less - Accumulated depreciation	65,854	67,190

	Property and equipment, net	49,455	48,763

	Goodwill, net	52,321	52,280

	Other intangible assets, net	3,836	3,818

	Other non-current assets, net	6,348	5,648

	Total assets	$416,652	$436,918

Liabilities
and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$9,427	$17,013
	Accrued expenses	51,710	51,497
	Notes payable	973	984
	Deferred revenue	7,662	8,318

	Total current liabilities	69,772	77,812

	Long-term Liabilities:
	Deferred tax liabilities	--	39
	Deferred revenue	5,907	5,716

	Total long-term liabilities	5,907	5,755

	Stockholders' Equity:
	Common Stock, $0.10 par value: authorized
	60,000 shares, issued 42,331 shares in 2002
	and 43,005 in 2003	4,233	4,301
	Additional paid-in capital	334,348	348,769
	Retained earnings	183,260	195,322
	Treasury stock (8,650 shares in 2002 and 9,041
	shares in 2003), at cost	(178,357)	(192,512)
	Accumulated other comprehensive income (loss)	(2,511)	(2,529)

	Total stockholders' equity	340,973	353,351

	Total liabilities and stockholders' equity	$416,652	$436,918

IDEXX Laboratories, Inc. and Subsidiaries Key Balance Sheet Statistics (Unaudited)

		December 31,	March 31,
		2002	2003

Key Balance
Sheet
Statistics:	Days sales outstanding	40	41
	Inventory turns	1.5	1.7
— more — IDEXX Laboratories, Inc. and Subsidiaries Consolidated Statement of Cash Flow Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2002	2003

Operating:	Cash Flows from Operating Activities:
	Net income	$7,185	$12,062
	Non-cash charges	6,630	5,567
	Changes in current assets and liabilities, net
	of acquisitions and disposals	10,640	11,915

	Net cash provided by operating activities	$24,455	$29,544

Investing:	Cash Flows from Investing Activities:
	Increase in investments, net	(7,399)	(1,771)
	Purchase of property and equipment	(3,793)	(3,089)
	Increase in other assets	(668)	(468)

	Net cash used by investing activities	$(11,860)	$(5,328)

Financing:	Cash Flows from Financing Activities:
	Purchase of treasury stock	--	(9,257)
	Proceeds from the exercise of stock options	2,268	4,745

	Net cash provided (used) by financing activities	$2,268	$(4,512)

	Net effect of exchange rate changes	(51)	(41)

	Net increase in cash and cash equivalents	14,812	19,663

	Cash and cash equivalents, beginning of period	66,666	113,788

	Cash and cash equivalents, end of period	$81,478	$133,451

IDEXX Laboratories, Inc. and Subsidiaries Free Cash Flow (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2002	2003

Free Cash
Flow:	Net cash provided by operating activities	$24,455	$29,544
	Purchase of property and equipment	(3,793)	(3,089)
	Increase in other assets	(668)	(468)

	Free cash flow	$19,994	$25,987

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